Exhibit 10.1

WMI HOLDINGS CORP.

600,000 shares of 3.00% Series B Convertible Preferred Stock

Par value $0.00001 and liquidation preference $1,000 per share

Purchase Agreement

December 19, 2014

Citigroup Global Markets Inc.

KKR Capital Markets LLC

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

WMI Holdings Corp., a corporation organized under the laws of Washington (the “Company”), proposes to issue and sell to the several initial purchasers listed in Schedule I hereto (the “Initial Purchasers”), 600,000 shares of 3.00% Series B Convertible Preferred Stock, par value $0.00001 and liquidation preference $1,000 per share (the “Securities”), subject to reduction as provided in Section 2 hereof. The Securities are mandatorily convertible into shares of Common Stock, par value $0.00001 per share (the “Common Stock”), of the Company at the conversion price set forth in Schedule III hereto. The terms of the Securities will be set forth in a certificate of designation (the “Certificate of Designation”), to be dated as of the Closing Date (as defined below). The Securities and the Common Stock issuable upon mandatory conversion of the Securities will have the benefit of a registration rights agreement (the “Registration Rights Agreement”), to be dated as of the Closing Date, between the Company and the Initial Purchasers, pursuant to which the Company will agree to use reasonable efforts to file and cause to be declared effective under the Act a shelf registration statement for the resale of each of the Securities and the Common Stock, subject to the terms and conditions therein specified. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 22 hereof.

The sale of the Securities to the Initial Purchasers will be made without registration of the Securities or the Common Stock issuable upon mandatory conversion thereof under the Act in reliance upon exemptions from the registration requirements of the Act.

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum, dated December 12, 2014 (as amended or supplemented at the date thereof, including any and all exhibits thereto and any information incorporated by reference therein, the “Preliminary Memorandum”), a final term sheet, dated December 19, 2014, in the form approved by you and attached as Schedule III hereto (the “Term Sheet”) and a final offering memorandum, dated December 19, 2014 (as amended or supplemented at the

Execution Time, including any and all exhibits thereto and any information incorporated by reference therein, the “Final Memorandum”). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company, the Securities and the Common Stock issuable upon mandatory conversion thereof. The Company hereby confirms that it has authorized the use of the Disclosure Package, the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Unless stated to the contrary, any references herein to the terms “amend”, “amendment” or “supplement” with respect to the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the Execution Time that is incorporated by reference therein.

1. Representations and Warranties. The Company represents and warrants to, and agrees with, each Initial Purchaser as set forth below in this Section 1.

(a) The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Execution Time, on the Closing Date and on any settlement date, the Final Memorandum did not and will not (and any amendment or supplement thereto, at the date thereof, at the Closing Date and on any settlement date, will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of the Initial Purchasers consists of the information described as such in Section 8(b) hereof.

(b) As of the Execution Time, (i) (a) the Disclosure Package and (b) any form of general solicitation or general advertising (within the meaning of Regulation D) (each, a “General Solicitation”) by the Company, its Affiliates or any person acting on its or their behalf, when taken together as a whole with the Disclosure Package, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by the Initial Purchasers specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of the Initial Purchasers consists of the information described as such in Section 8(b) hereof.

(c) None of the Company, its Affiliates, or any person acting on its or their behalf has directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities or the Common Stock issuable upon mandatory conversion thereof under the Act, other than as contemplated by the Registration Rights Agreement.

(d) None of the Company, its Affiliates, or any person acting on its or their behalf has engaged in any General Solicitation or used any electronic road show in connection with any offer or sale of the Securities or the Common Stock issuable upon mandatory conversion thereof, other than any electronic road show or General Solicitation in respect of which the Initial Purchasers have given their prior consent; provided that the prior consent of the Initial Purchasers shall be deemed to have been given in respect of the General Solicitation included in Schedule IV hereto.

(e) The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(f) Assuming the accuracy of the representations of each Initial Purchaser in Section 4 hereof, no registration under the Act of the Securities or the Common Stock issuable upon mandatory conversion thereof is required for the offer and sale of the Securities to or by the Initial Purchasers in the manner contemplated herein, in the Disclosure Package and the Final Memorandum.

(g) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum will not be, an “investment company” as defined in the Investment Company Act.

(h) The Company is subject to and in full compliance with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(i) The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated in this Agreement).

(j) The Company has not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(k) Each of the Company and its subsidiaries has been duly incorporated and is validly existing as a corporation under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Memorandum, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification, except where the failure to be duly qualified or in good standing would not individually or in the aggregate have a material adverse effect on the condition (financial or otherwise, including the Company’s net operating loss tax benefits), prospects (including prospective acquisitions), earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, or on the performance by the Company of its obligations under this Agreement, the Certificate of Designation or the Registration Rights Agreement (a “Material Adverse Effect”).

(l) All the outstanding shares of capital stock of the Company and each subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Memorandum, all outstanding shares of capital stock of the subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance.

(m) The Securities have been duly authorized, and, upon payment and delivery in accordance with this Agreement, will be validly issued, fully paid and nonassessable, will conform to the description thereof contained in the Disclosure Package, will be issued in compliance with federal and state securities laws, will be free of statutory and contractual preemptive rights, rights of first refusal and similar rights and will be mandatorily convertible into Common Stock in accordance with their terms.

(n) The Company’s authorized equity capitalization is as set forth in the Disclosure Package and the Final Memorandum; the capital stock of the Company conforms to the description thereof contained in the Disclosure Package and the Final Memorandum; the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable; except to the extent that on the Closing Date the Company will not have sufficient a sufficient number of authorized Common Stock to effect a full mandatory conversion of the Securities, as set forth in the Disclosure Package and the Final Memorandum (the “Common Stock Limitation”), the shares of Common Stock initially issuable upon mandatory conversion of the Securities have been duly authorized and, when issued upon conversion of the Securities against payment of the conversion price, will be validly issued, fully paid and nonassessable; except to the extent of the Common Stock Limitation, the Board of Directors of the Company has duly and validly adopted resolutions reserving such shares of Common Stock for issuance upon mandatory conversion of the Securities; except as set forth in the Disclosure Package and the Final Memorandum, the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Securities or the shares of Common Stock issuable upon mandatory conversion thereof; and, except as set forth in the Disclosure Package and the Final Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

(o) The statements in the Preliminary Memorandum and the Final Memorandum under the headings “Material U.S. Federal Income Tax Considerations,” “Description of Capital Stock” and “Description of the Series B Preferred Stock fairly summarize the matters therein described.

(p) This Agreement has been duly authorized, executed and delivered by the Company; each of the Certificate of Designation and the Registration Rights Agreement shall have been duly authorized on or prior to the Closing Date, and, in the case of the Registration Rights Agreement, when executed and delivered by the Company or, in the case of the Certificate of Designation, when adopted by the Company’s board of directors as part of the Company’s articles of incorporation, on the Closing Date, and, in the case of the Registration Rights Agreement, assuming due authorization, execution and delivery thereof by the Initial

Purchasers, will constitute a legal, valid, binding instrument enforceable against the Company in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(q) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required (except as may be required as a result of the identity or status of the Initial Purchasers and assuming compliance with the limitations and restrictions contained under the heading “Transfer Restrictions” in the Preliminary Memorandum and the Final Memorandum) in connection with the transactions contemplated herein, in the Certificate of Designation or in the Registration Rights Agreement, except (i) such as may be required under the blue sky laws of any jurisdiction in which the Securities are offered and sold, (ii) in the case of the Registration Rights Agreement, such as will be obtained under the Act and (iii) as set forth in the Disclosure Package and the Final Memorandum.

(r) Subject to the Common Stock Limitation, none of the execution and delivery of the Certificate of Designation, this Agreement or the Registration Rights Agreement by the Company, the issuance and sale of the Securities or the issuance of the Common Stock upon mandatory conversion thereof, or the consummation by the Company of any other of the transactions herein or therein contemplated, or the fulfillment by the Company of the terms hereof or thereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws or comparable constituting documents of the Company or any of its subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except, in the case of clauses (ii) and (iii), where such conflict, breach, violation or imposition would not, individually or in the aggregate, have a Material Adverse Effect.

(s) The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated by reference in the Disclosure Package and the Final Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods presented (except as otherwise noted therein, including changes resulting from the Company’s adoption of “fresh-start” accounting principles effective March 19, 2012).

(t) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that would individually or in the aggregate have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(u) Each of the Company and its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted.

(v) Neither the Company nor any of its subsidiaries is in violation or default of (i) any provision of its charter or by-laws or comparable constituting documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable except, in the case of clauses (ii) and (iii) where such violation or default would not individually or in the aggregate, have a Material Adverse Effect.

(w) Burr Pilger Mayer, Inc., who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Disclosure Package and the Final Memorandum, are independent public accountants with respect to the Company, as required by the Exchange Act and the rules and regulations thereunder and the rules and regulations of the Public Company Accounting Oversight Board.

(x) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Securities or upon the issuance of Common Stock upon the mandatory conversion thereof.

(y) The Company has filed all applicable tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto). The Company has not been subject to any federal or state tax audit in the past three years.

(z) To the knowledge of the Company, no labor problem or dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent.

(aa) No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(bb) The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses except as would not be reasonably expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(cc) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its subsidiaries’ internal controls over financial reporting are effective and the Company and its subsidiaries are not aware of any material weakness in their internal control over financial reporting.

(dd) The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

(ee) WM Mortgage Reinsurance Company, Inc. is the only “significant subsidiary” of the Company (as defined in Rule 1-02 of Regulation S-X).

(ff) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or the U.K. Bribery Act 2010 or similar law of any other relevant jurisdiction; and neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or the U.K. Bribery Act 2010 or similar law of any other relevant jurisdiction; and prohibition of noncompliance therewith is covered by the codes of conduct or other procedures instituted and maintained by the Company and its subsidiaries.

(gg) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(hh) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries (i) is currently subject to any sanctions administered or imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) (collectively, “Sanctions” and such persons, “Sanction Persons”) or (ii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person in any manner that will result in a violation of any economic Sanctions by, or would result in the imposition of Sanctions against, any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(ii) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries, is a person that is, or is 50% or more owned or otherwise controlled by a person that is: (i) the subject of any Sanctions; or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (currently, Cuba, Iran, North Korea, Sudan, and Syria) (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”).

(jj) Except as has been disclosed to the Initial Purchasers or is not material to the analysis under any Sanctions, neither the Company nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years, nor does the Company or any of its subsidiaries have any plans to increase its dealings or transactions with Sanctioned Persons, or with or in Sanctioned Countries.

(kk) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(ll) No material relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, on the other hand, that is not described in the Disclosure Package and the Final Memorandum.

Any certificate signed by any officer of the Company and delivered to the Initial Purchasers or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Initial Purchaser.

2. Purchase and Sale; Fees. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of $1,000 per share, the number of shares of Securities set forth opposite such Initial Purchaser’s name in Schedule I hereto; provided that prior to the Closing Date, if the Company’s board of directors (or any committee thereof) in its sole discretion, on behalf of the Company, determines that ownership of Securities by any prospective holder acquiring Securities in this offering (1) would violate the ownership limitations contained in the Company’s articles of incorporation or (2) would result in an increased risk of adverse tax or legal consequences to the Company, any of its subsidiaries or any of its shareholders, then the Company (directly or indirectly through the Initial Purchasers) will have the option to unilaterally decrease (x) the number of shares of Securities the Company will sell to each Initial Purchaser and/or (y) the allocation of shares of Securities allocated to any such prospective holder acquiring Securities in this offering, in each case to the extent the Company’s board of directors determines such decrease is necessary to prevent such violation or avoid or cure such adverse consequences.

The Company will also pay to the Initial Purchasers the fees set forth in Schedule II hereto.

3. Delivery and Payment. Delivery of and payment for the Securities shall be made at 10:00 A.M., New York City time, on January 5, 2015, or at such time on such later date not more than three Business Days after the foregoing date as the Initial Purchasers shall designate, which date and time may be postponed by agreement between the Initial Purchasers and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Initial Purchasers for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Initial Purchasers of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Initial Purchasers shall otherwise instruct.

4. Offering by Initial Purchasers. (a) Each Initial Purchaser acknowledges that the Securities and the Common Stock issuable upon mandatory conversion thereof have not been and will not be registered under the Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

(b) Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Company that:

(i) it has not offered or sold, and will not offer or sell, any Securities within the United States as part of their distribution at any time except in the case of sales to those it reasonably believes to be “qualified institutional buyers” as permitted by in Rule 144A under the Act;

(ii) neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of General Solicitation, other than any General Solicitation included in Schedule IV hereto;

(iii) in connection with each sale pursuant to Section 4(b)(i), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale may be made in reliance on Rule 144A; and

(iv) it is an “accredited investor” (as defined in Rule 501(a) of Regulation D).

5. Agreements. The Company agrees with each Initial Purchaser that:

(a) The Company will furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in Section 5(c) below, as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b) The Company will not amend or supplement the Disclosure Package or the Final Memorandum, other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Initial Purchasers (not to be unreasonably withheld or delayed); provided, however, that prior to the completion of the distribution of the Securities by the Initial Purchasers (as determined by the Initial Purchasers), the Company will not file any document under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum unless, prior to such proposed filing, the Company has furnished the Initial Purchasers with a copy of such document for their review and the Initial Purchasers have not reasonably objected to the filing of such document. The Company will promptly advise the Initial Purchasers when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum shall have been filed with the Commission.

(c) If at any time prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by the Initial Purchasers), any event occurs as a result of which the Disclosure Package, any General Solicitation, or the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Memorandum to comply with applicable law, the Company will promptly (i) notify the Initial Purchasers of any such event; (ii) subject to the requirements of Section 5(b), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

(d) Without the prior written consent of the Initial Purchasers, any time prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by the Initial Purchasers), the Company has not given and will not give to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Initial Purchasers.

(e) The Company will arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchasers under the laws of such jurisdictions as the Initial Purchasers may designate and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Company will promptly advise the Initial Purchasers of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(f) None of the Company, its Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities or Common Stock issuable upon mandatory conversion thereof under the Act.

(g) Any information provided by the Company, its Affiliates or any person acting on its or their behalf to publishers of publicly available databases about the terms of the Securities shall include a statement that the Securities have not been registered under the Act and are subject to restrictions under Rule 144A under the Act;

(h) None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any General Solicitation, other than any General Solicitation in respect of which the Initial Purchasers have given their prior written consent; provided that the prior written consent of the Initial Purchasers shall be deemed to have been given in respect of the General Solicitation included in Schedule IV hereto in connection with any offer or sale of the Securities in the United States.

(i) For so long as any of the Securities or the Common Stock issuable upon the conversion thereof are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(j) The Company will cooperate with the Initial Purchasers and use its best efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(k) Before the Common Stock Limitation is remedied, the Company will reserve and keep available at all times, free of pre-emptive rights, all of shares of its Common Stock not otherwise reserved on the on the date hereof for issuance upon the mandatory conversion of the Securities; after the Common Stock Limitation is remedied, the Company will reserve and keep available at all times, free of pre-emptive rights, the full number of shares of Common Stock issuable upon mandatory conversion of the Securities.

(l) Each of the Securities and the shares of Common Stock issuable upon conversion thereof will bear, to the extent applicable, the legend contained in “Transfer Restrictions” in the Preliminary Memorandum and the Final Offering Memorandum for the time period and upon the other terms stated therein.

(m) The Company will not for a period of 180 days following the Execution Time, without the prior written consent of Citigroup Global Markets Inc. and KKR Capital Markets LLC, directly or indirectly, offer, sell, contract to sell, pledge, otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company of, file (or participate in the filing of) a registration statement with the Commission (for the avoidance of doubt, other than pursuant to the Registration Rights Agreement) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act in respect of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company (other than the Securities), or publicly announce an intention to effect any such transaction; provided, however, that the Company may issue and sell Common Stock or securities convertible into or exchangeable for Common Stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company described in the Disclosure Package and the Final Memorandum and in effect at the Execution Time, and the Company may issue Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding at the Execution Time and described in the Disclosure Package and the Final Memorandum.

(n) The Company will not take, directly or indirectly, any action designed to or that has constituted, or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(o) Between the date hereof and the Closing Date, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion price of the Securities.

(p) The Company will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.

(q) The Company will use its reasonable efforts to apply the net proceeds from the sale of the Securities in the manner such proceeds are expected to be applied as described in the Disclosure Package and the Final Memorandum under the heading “Use of Proceeds.”

(r) The Company will use its reasonable efforts to list the Common Stock on a national securities exchange after becoming eligible to do so.

(s) The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation of the Certificate of Designation and the Registration Rights Agreement, the issuance of the Securities, the fees of the transfer agent and the issuance of the Common Stock upon mandatory conversion of the Securities; (ii) the preparation, printing or reproduction of the materials contained in the Disclosure Package and the Final Memorandum and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the Disclosure Package and the Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the preparation, printing, authentication, issuance and delivery of the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification); (viii) the transportation and other expenses incurred by Company representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (x) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

6. Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Securities shall be subject to the accuracy of the representations and warranties of the Company contained herein at the Execution Time and the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a) The Company shall have requested and caused Akin Gump Strauss Hauer & Feld LLP, counsel for the Company, to furnish to the Initial Purchasers its opinion, dated the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Initial Purchasers.

(b) The Company shall have requested and caused Lane Powell PC, Washington counsel for the Company, to furnish to the Initial Purchasers its opinion, dated the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Initial Purchasers.

(c) The Initial Purchasers shall have received from Simpson Thacher & Bartlett LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date and addressed to the Initial Purchasers, with respect to such matters as the Initial Purchasers may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d) The Company shall have furnished to the Initial Purchasers a certificate of the Company, signed by (x) the President and (y) the principal financial or accounting officer of the Company, in their respective capacities as such, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Disclosure Package and the Final Memorandum and any amendments or supplements thereto, and this Agreement and that to their knowledge after reasonable investigation:

(i) the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

(ii) they have examined the Disclosure Package and the Final Memorandum, and, in their opinion, (A) (1) the Final Memorandum, as of its date and on the Closing Date, and (2) the Disclosure Package, as of the Execution Time, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) since the Execution Time, no event has occurred that should have been set forth in a supplement or amendment to the Final Memorandum that has not been so set forth; and

(iii) since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise, including the Company’s net operating loss tax benefits), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(e) At the Execution Time and at the Closing Date, the Company shall have requested and caused Burr Pilger Mayer, Inc. to furnish to the Initial Purchasers letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Initial Purchasers and containing statements and information of the type customarily included in accountants’ “comfort letters” to initial purchasers with respect to the financial statements and certain financial information contained or incorporated by reference in the Disclosure Package and the Final Memorandum; provided, that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to such Closing Date.

(f) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Disclosure Package (exclusive of any amendment or supplement thereto) and the Final Memorandum (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease to any of the balance sheet items or income statement items described in paragraph 8 of the comfort letter delivered on the Execution Date referred to in paragraph (e) of this Section 6; or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Initial Purchasers, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(g) The Securities shall be eligible for clearance and settlement through The Depository Trust Company.

(h) Prior to the Execution Time, the Company shall have furnished to the Initial Purchasers lock-up letters substantially in the form of Exhibit A hereto from each director of the Company addressed to the Initial Purchasers.

(i) The Initial Purchasers shall have received a letter from KKR Management Holdings L.P. and KKR Fund Holdings L.P. in form and substance set forth in Exhibit B.

(j) The Company shall have executed, delivered and filed with the Secretary of State of the State of Washington the Certificate of Designation.

(k) The Company shall have executed and delivered the Registration Rights Agreement, in form and substance reasonably satisfactory to the Initial Purchasers.

(l) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities.

(m) The Initial Purchasers shall have received on and as of the Closing Date, satisfactory evidence of the due qualification to do business of the Company in its jurisdiction of organization, in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdiction.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Initial Purchasers and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be cancelled at, or at any time prior to, the Closing Date by the Initial Purchasers. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 will be delivered to counsel for the Initial Purchasers.

7. Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Company will reimburse the Initial Purchasers severally through Citigroup on demand for all reasonable expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, Affiliates and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum, any Issuer Written Information, any General Solicitation, or any other written information used by the Company in connection with the offer or sale of the Securities, or in any amendment or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum, the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf the Initial Purchasers specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b) Each Initial Purchaser severally, and not jointly, agrees to indemnify and hold harmless the Company, each of its directors, officers, employees, Affiliates and agents, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Company by or on behalf of the Initial Purchasers specifically for inclusion in the Preliminary Memorandum, the Final Memorandum or in any amendment or supplement thereto. This indemnity agreement will be in addition to any liability that any Initial Purchaser may otherwise have. The Company acknowledges that the statements set forth in the last paragraph of the cover page (regarding delivery of the Securities) in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum, the Final Memorandum or in any amendment or supplement thereto.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. The indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any of local counsel) for all indemnified parties. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent: (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include an admission of fault. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (such consent not to be unreasonably withheld); provided that, if at any time an indemnified party shall have requested in writing an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel as contemplated by Sections 8(a) or 8(b) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 90 days after receipt by such indemnifying party of the aforesaid written request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such written request or disputed in good faith the indemnified party’s entitlement to such reimbursement prior to the date of such settlement.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Initial Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Company and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Initial Purchasers on the other from the offering of the Securities. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Initial Purchasers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Initial Purchasers shall be deemed to be equal to the total fees, purchase discounts and commissions received by them. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), in no event shall any Initial Purchaser be required to contribute any amount in excess of the amount by which the total fees, purchase discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Company within the meaning of either the Act or the Exchange Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

9. Default by an Initial Purchaser. If one of the Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchaser shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Initial Purchaser does not purchase all the Securities, this Agreement will terminate without liability to the nondefaulting Initial Purchaser or the Company. In the event of a default by one of the Initial Purchasers as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the nondefaulting Initial Purchaser shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Initial Purchasers, by notice given to the Company prior to delivery of, and payment for, the Securities, if at any time prior to such delivery and payment (i) trading in the Company’s Common Stock shall have been suspended by the Commission or the OTCQB or trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on any such exchanges; (ii) a banking moratorium shall have been declared either by U.S. federal, New York State or Washington State authorities; (iii) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services; or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Initial Purchasers, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Company or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Initial Purchasers, will be mailed, delivered or telefaxed to the Citigroup General Counsel (fax no.: (212) 816-7912) and confirmed to Citigroup at 388 Greenwich Street, New York, New York 10013, Attention: General Counsel; or, if sent to the Company, will be mailed, delivered or telefaxed to the Interim Chief Executive Officer (email: chad.smith@wamuinc.net) and confirmed to it at 1201 Third Avenue, Suite 3000, Seattle, Washington 98101, Attention: Chief Executive Officer.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(j) hereof, no other person will have any right or obligation hereunder.

14. Jurisdiction. The Company agrees that any suit, action or proceeding against the Company brought by any Initial Purchaser, the directors, officers, employees and agents of any Initial Purchaser, or by any person who controls any Initial Purchaser, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

15. Internet Document Service. The Company hereby agrees that Citigroup may provide copies of the Preliminary Memorandum and Final Memorandum and any other agreement or document relating to the offer and sale of the Securities, including, without limitation, the Registration Rights Agreement and the Certificate of Designation, to Xtract Research LLC (“Xtract”) following the Closing Date for inclusion in an online research service sponsored by Xtract, access to which is restricted to “qualified institutional buyers” (as defined in Rule 144A under the Act).

16. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

17. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

18. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

19. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Initial Purchasers and any Affiliate through which it may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company in connection with such transaction or the process leading thereto.

20. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

21. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

22. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.

“Citigroup” shall mean Citigroup Global Markets Inc.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at the Execution Time, (ii) the Term Sheet in the form attached as Schedule III hereto and (iii) any Issuer Written Information.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Issuer Written Information” shall mean any writings in addition to the Preliminary Memorandum that the parties expressly agree in writing to treat as part of the Disclosure Package.

“Regulation D” shall mean Regulation D under the Act.

“Regulation S-X” shall mean Regulation S-X under the Act.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the several Initial Purchasers.

Very truly yours,

WMI Holdings Corp.

By:	/s/ Charles Edward Smith
Name: Charles Edward Smith
Title: President, Interim Chief Executive Officer, Interim Chief Legal Officer and Secretary

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

Citigroup Global Markets Inc.

By:	/s/ Christian Anderson
Name: Christian Anderson
Title: Managing Director

KKR Capital Markets LLC

By:	/s/ Peter M. Glaser
Name: Peter M. Glaser
Title: Authorized Signatory

[Signature Page to Purchase Agreement]

SCHEDULE I

Initial Purchasers	Number of Shares of Series B Convertible Preferred Stock
Citigroup Global Markets Inc.	200,000
KKR Capital Markets LLC	400,000

Total	600,000

Sch. I

SCHEDULE III

PRICING TERM SHEET	CONFIDENTIAL

600,000 Shares

WMI Holdings Corp.

3.00% Series B Convertible Preferred Stock

December 19, 2014

Pricing Term Sheet dated December 19, 2014 to Preliminary Offering Memorandum dated December 12, 2014 (the “Preliminary Offering Memorandum”) of WMI Holdings Corp.

The information in this Pricing Term Sheet supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent it is inconsistent with the information in the Preliminary Offering Memorandum.

This Pricing Term Sheet is otherwise qualified in its entirety by reference to the Preliminary Offering Memorandum. Capitalized terms used but not defined in this Pricing Term Sheet have the respective meanings ascribed to them in the Preliminary Offering Memorandum.

Issuer:	WMI Holdings Corp., a Washington corporation.

Securities Offered:

600,000 shares of 3.00% Series B Convertible Preferred Stock (the “Series B Preferred Stock”), subject to adjustment as described in “—Restrictions on Acquisitions of our Stock.”

Affiliates of KKR have agreed to purchase 200,000 shares of Series B Preferred Stock.

Liquidation Preference:	$1,000 per share plus accrued and unpaid dividends, if any, whether or not declared.

Initial Offering Price:	$1,000 per share.

Gross Proceeds:	$600.0 million.

Net Proceeds:	$568.7 million, after deducting the initial purchasers’ fees and estimated offering expenses. This amount reflects the full amount of the initial purchasers’ fees; however, a significant portion of the initial purchasers’ fees are conditional and payable after the Issue Date.

Regular Dividend Rate:	3.00%, on a cumulative basis, when, as and if declared by our Board of Directors, out of funds lawfully available for payment.

Regular Dividend Payment Dates:	March 15, June 15, September 15 and December 15, commencing March 15, 2015.

Regular Dividend Record Dates:	March 1, June 1, September 1 and December 1, commencing on March 1, 2015.

Amount of First Regular Dividend:	$5.83 per share (if declared, assuming the Series B Preferred Stock is issued on the Issue Date).

Participating Dividends:	Without the written consent of holders of a majority in aggregate liquidation preference of the Series B Preferred Stock, we shall not declare or pay any dividends on our Common Stock (whether payable in cash, securities or other

Sch. III-1

property or assets), unless the holders of the shares of Series B Preferred Stock then outstanding shall simultaneously receive participating dividends as if the shares of Series B Preferred Stock had been converted into shares of our Common Stock using the then applicable Initial Conversion Price immediately preceding the record date for determining the shareholders eligible to receive such Common Stock dividends.

We do not anticipate paying any cash dividends on our Common Stock at this time or for the foreseeable future.

Mandatory Conversion:

On each date we close any Acquisition (as defined in “—Acquisition and Qualified Acquisition”), the number of outstanding shares of Series B Preferred Stock having an aggregate liquidation preference equal to the net proceeds of this offering utilized in such Acquisition, on a pro rata basis, will automatically convert into a number of shares of our Common Stock equal to the $1,000 liquidation preference amount divided by a conversion price equal to the lesser of:

•   $2.25 per share of Common Stock (the “Initial Conversion Price”); and

•   the arithmetic average of daily volume weighted average prices of our Common Stock during the 20 trading day period ending on the trading day immediately preceding the public announcement by us that we have entered into a definitive agreement for such Acquisition, subject to a floor of $1.75 per share of our Common Stock (the “Floor Price”).

In addition, on the date we close a Qualified Acquisition (as defined in “—Acquisition and Qualified Acquisition”), each outstanding share of Series B Preferred Stock will automatically convert into a number of shares of our Common Stock equal to the $1,000 liquidation preference amount divided by the applicable conversion price described above.

Each date we close an Acquisition (including a Qualified Acquisition) will be a “Mandatory Conversion Date.”

The Initial Conversion Price and the Floor Price will be subject to customary anti-dilution adjustments for stock splits, stock recombination, or tender or exchange offers for our Common Stock by us. See “Description of the Series B Preferred Stock—Mandatory Conversion—Conversion Price Adjustments” in the Preliminary Offering Memorandum.

In addition to the shares of our Common Stock issuable upon mandatory conversion, holders of the Series B Preferred Stock will have the right to receive on each Mandatory Conversion Date in cash any accrued and unpaid dividends on the shares of the Series B Preferred Stock to be converted on such Mandatory Conversion Date as of such Mandatory Conversion Date, whether or not declared (other than previously declared dividends payable to holders of record as of a prior date), to the extent we are lawfully permitted to pay such dividends at such time. To the extent that such dividends cannot be lawfully paid at such time, the amount of such dividends that cannot be so paid shall be added to the $1,000 per share liquidation preference of the Series B Preferred Stock in the calculation of the number of the shares of Common Stock to be received in the mandatory conversion (it being understood that no fractional shares of Common Stock shall be issued and there shall be no payment with regard to fractional shares); provided, however, that in the event

Sch. III-2

the receipt of additional shares of Common Stock in lieu of such dividends would cause such holder to become a Substantial Holder, then pursuant to Article VI of the Articles the number of additional shares of Common Stock received in lieu of such dividends shall be reduced to the extent necessary such that upon receipt of such shares such holder would not become a Substantial Holder (resulting in such holder receiving less than the full value of the dividends it was otherwise entitled to receive). In connection with the foregoing proviso, purchasers of the Series B Preferred Stock that engage in activities related to our stock, such as acquiring additional shares of our Common Stock in the public market, may adversely affect their ability to receive additional shares of our Common Stock in lieu of cash dividends upon a mandatory conversion.

Acquisition and Qualified Acquisition:

“Acquisition” means any acquisition by us or any of our direct or indirect wholly-owned subsidiaries, in a single transaction or a series of transactions, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all the equity interests in, or a business line, unit or division of, any person.

“Qualified Acquisition” means an Acquisition that taken together with prior Acquisitions (if any) collectively utilize aggregate net proceeds of this offering of $450.0 million.

Only Partial Conversion Before Reincorporation:	Prior to consummating the Reincorporation, we will not have a number of authorized shares of our Common Stock sufficient to effect a mandatory conversion upon the occurrence of a Qualified Acquisition and may not have a number of authorized shares of our Common Stock sufficient to effect a mandatory conversion upon the occurrence of any Acquisition. If upon the applicable Mandatory Conversion Date we do not have a number of authorized shares of our Common Stock sufficient to effect the mandatory conversion of all shares of Series B Preferred Stock to be converted on such Mandatory Conversion Date, such shares of Series B Preferred Stock will automatically convert, to the fullest extent possible, into all authorized shares of our Common Stock available for issuance, on a pro rata basis using the applicable conversion price on such Mandatory Conversion Date. Shares of Series B Preferred Stock that are not converted will remain outstanding and will continue to be entitled to all the rights and preferences of the Series B Preferred Stock. See “Description of the Series B Preferred Stock—Mandatory Conversion—Mandatory Conversion Prior to the Reincorporation” and “Risk Factors—Risks Related to Our Series B Preferred Stock—We may not consummate the Reincorporation” in the Preliminary Offering Memorandum.

Mandatory Redemption Date:

January 5, 2018, unless extended as described in the immediately succeeding paragraph.

If, prior to the Mandatory Redemption Date, we have publicly announced that we have entered into a definitive agreement for an Acquisition, the Mandatory Redemption Date shall be extended to the earlier to occur of:

•   July 5, 2018;

•   the day immediately following (x) the date such definitive agreement is terminated or (y) the date such Acquisition is closed.

We shall pay the Mandatory Redemption Price, if applicable, out of funds lawfully available for payment.

Sch. III-3

Repurchase at the Option of Holders upon a Put Event:

If any Put Event occurs at any time when shares of Series B Preferred Stock are outstanding, each holder of Series B Preferred Stock shall have the right, at such holder’s option, to require us to repurchase for cash, out of funds lawfully available for payment, all, or fewer than all, of such holder’s Series B Preferred Stock.

In the case of a Put Event that is:

•   a Change of Control, the Put Event repurchase price shall equal $1,750 per share of Series B Preferred Stock, plus accrued and unpaid dividends, if any, whether or not declared; and

•   a Post-Closing Covenant Default, the Put Event repurchase price shall equal $1,000 per share of Series B Preferred Stock, plus accrued and unpaid dividends, if any, whether or not declared.

Restrictions on Acquisitions of our Stock:

In order to preserve the tax treatment of our net operating loss carryforwards under the Internal Revenue Code, our Articles restrict the amount of our stock (including any other instrument treated as stock for purposes of Section 382) that a person may acquire. See “Summary—The Offering—Restrictions on Acquisitions of our Stock” in the Preliminary Offering Memorandum.

Each purchaser of the Series B Preferred Stock in this offering will be required to sign a letter (provided separately) pursuant to which it will make certain representations and warranties related to its ownership of our stock to ensure compliance with the restrictions in our Articles.

In connection with the Investor Rights Agreement and Investment Agreement, affiliates of KKR have received approval from our Board of Directors to become a Substantial Holder and, once a Substantial Holder, further increase their percentage stock ownership in us. See “Certain Relationship and Related Party Transactions—Relationship with KKR” in the Preliminary Offering Memorandum. As a result, such affiliates of KKR are not subject to the ownership restrictions under Article VI of the Articles with respect to the shares of Series B Preferred Stock acquired pursuant to this offering or with respect to their other security ownership interests described in “Security Ownership of Certain Beneficial Owners and Management” in the Preliminary Offering Memorandum or acquired in the future pursuant to the Investor Rights Agreement.

Reincorporation Voting:

In connection with this offering, we are requesting that certain current holders of our common stock that may also be purchasing shares of Series B Preferred Stock in this offering execute a voting agreement pursuant to which such stockholders will agree to vote all their shares of our common stock and Series B Preferred Stock (on an as converted basis) that they hold on the record date for such vote in favor of the Reincorporation.

Contrary to the Preliminary Offering Memorandum, the certificate of designation for the Series B Preferred Stock will not include a provision that the shares of Series B Preferred Stock shall be automatically voted together with the shares of Series A Preferred Stock for the purpose of voting in favor of the Reincorporation.

Holders of the Series B Preferred Stock will vote together (on an as converted basis as described in the Preliminary Offering Memorandum) in the same class with holders of our Series A Preferred Stock (on an as converted basis as provided in the certificate of designation for the Series A Preferred Stock) and Common Stock.

Sch. III-4

Affiliates of KKR’s Ownership of our Common Stock upon Exercise of Warrants, and Conversion of Series A Preferred Stock and Series B Preferred Stock:	160,354,518 shares of Common Stock (29.7%).

KKR Voting Agreement:	In connection with this offering, KKR Fund, a KKR affiliate, will execute a voting agreement with us pursuant to which KKR Fund will agree to vote all shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock that it holds on the record date for such vote in favor of the Reincorporation.

Pricing Date:	December 19, 2014.

Trade Date:	December 19, 2014

Issue Date:

January 5, 2015.

Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series B Preferred Stock prior to December 30, 2014 will be required, by virtue of the fact that the Series B Preferred Stock initially will settle in T+9, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Series B Preferred Stock who wish to trade the Series B Preferred Stock prior to December 30, 2014 should consult their own advisors.

Use of Proceeds:	We intend that the net proceeds of this offering will be deposited into an escrow account and initially invested in United States “government securities” with the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 180 days or less, in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act or cash items. These net proceeds will be released from escrow to us in amounts to finance our efforts to explore and fund, in whole or in part, acquisitions whether completed or not, including reasonable attorney fees and expenses, accounting expenses, due diligence and financial advisor fees and expenses.

CUSIP/ISIN:	CUSIP: 92936P 209 ISIN: US92936P2092

Registration Rights:

We have agreed for the benefit of holders of the Series B Preferred Stock and holders of the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock that, subject to certain conditions, we will use our reasonable efforts to:

•   file a shelf registration statement covering resales of our Common Stock issuable upon mandatory conversion of the Series B Preferred Stock pursuant to Rule 415 under the Securities Act no later than six months after the Issue Date, to the extent such shares of Common Stock are not freely tradable;

•   file a shelf registration statement covering resales of our Series B Preferred Stock pursuant to Rule 415 under the Securities Act no later than one year after the Issue Date, to the extent such shares of Preferred Stock are not freely tradable; and

•   cause each of these shelf registration statements to be declared effective under the Securities Act.

Sch. III-5

Listing:

Our Common Stock is currently listed on the OTCQB under the symbol “WMIH.”

We have agreed to use our reasonable efforts to list our Common Stock on a national securities exchange after becoming eligible to do so and upon approval of the Board of Directors, but there can be no assurance of whether or at what time such listing will occur.

We do not intend to list the Series B Preferred Stock on any securities exchange.

Transfer Restrictions:	Due to the nature of our operations, the exemption under Rule 144 under the Securities Act may not be available for offers and sales of the Series B Preferred Stock or our Common Stock issuable upon mandatory conversion thereof. See “Transfer Restrictions” in the Preliminary Offering Memorandum.

No ERISA Plan Assets:	By acquiring the Series B Preferred Stock, holders will be deemed to have represented and warranted that no portion of the assets used by the holder to acquire or hold any interest in the Series B Preferred Stock and, until such time as it is no longer restricted from transfer, the Common Stock issuable upon conversion of the Series B Preferred Stock, constitute or will constitute the assets of certain ERISA plans. See “Certain ERISA and Other Considerations” and “Transfer Restrictions” in the Preliminary Offering Memorandum.

Joint Book-Running Managers:	Citigroup KKR

The Series B Preferred Stock and the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock have not been registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Series B Preferred Stock and the Common Stock issuable upon mandatory conversion of the Series B Preferred Stock are being offered and sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in accordance with Rule 144A. For details about eligible offers, deemed representations and agreements by investors and transfer restrictions, see “Transfer Restrictions” in the Preliminary Offering Memorandum.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the Series B Preferred Stock or the offering. Please refer to the Preliminary Offering Memorandum for a complete description.

This communication is being distributed solely to qualified institutional buyers, as defined in Rule 144A under the Securities Act.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Sch. III-6

SCHEDULE IV

Schedule of Written General Solicitation Materials

None.

Sch. IV-1

EXHIBIT A

December 19, 2014

Citigroup Global Markets Inc.

KKR Capital Markets LLC

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

This letter is being delivered to you in connection with a proposed Purchase Agreement (the “Purchase Agreement”) between WMI Holdings Corp., a Washington corporation (the “Company”), and each of you as Initial Purchasers, relating to an offering of 600,000 shares of 3.00% Series B Convertible Preferred Stock, which will be convertible into common stock, $0.00001 par value (the “Common Stock”), of the Company.

In order to induce you to enter into the Purchase Agreement, the undersigned will not, without the prior written consent of Citigroup Global Markets Inc. and KKR Capital Markets LLC, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned of, file (or participate in the filing of) a registration statement with the U.S. Securities and Exchange Commission in respect of (for the avoidance of doubt, other than pursuant to the Registration Rights Agreement (as defined in the Purchase Agreement)), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder (the “Exchange Act”) in respect of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period (the “Lock-up Period”) of the earlier of (x) 180 days after the date of the Purchase Agreement and (y) the date on which the undersigned ceases to serve as a director on the Company’s Board of Directors.

The preceding paragraph shall not apply to (A) bona fide gifts or gifts as a result of the operation of law or testate or intestate succession, (B) transfers by the undersigned to a trust, partnership, limited liability company or other entity, all of the beneficial interests of which are held, directly or indirectly, by the undersigned or his or her spouse or children or (C) other dispositions of such securities not for value, in each case that are made exclusively between and among the undersigned or members of the undersigned’s family, or affiliates of the undersigned; provided, however, that it shall be a condition to any such transfer that (i) the transferee/donee executes a lock-up letter substantially in the form of this letter (including, without limitation, the restrictions set forth in the preceding paragraph) (ii) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D-A or 13G-A) made after the expiration of the Lock-up Period referred to above), (iii) each

Ex. A-1

party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended, and the Exchange Act) to make, and shall agree to not voluntarily make, any public announcement of the transfer or disposition and (iv) the undersigned notifies Citigroup Global Markets Inc. and KKR Capital Markets LLC in writing at least two business days prior to the proposed transfer or disposition.

If for any reason the Purchase Agreement shall be terminated prior to the Closing Date (as defined in the Purchase Agreement), the agreement set forth above shall likewise be terminated.

Very truly yours,

By:
Name:
Title:

Ex. A-2

EXHIBIT B

KKR MANAGEMENT HOLDINGS L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

KKR FUND HOLDINGS L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

December 19, 2014

WMI Holdings Corp.

1201 Third Avenue, Suite 3000

Seattle, Washington 98101

Re: Exercise and Transfer of Warrants

Ladies and Gentlemen:

1.	This letter agreement is made as of December 19, 2014, by and among KKR Management Holdings L.P. (the “Warrantholder”), KKR Fund Holdings L.P. (the “Preferred Stockholder”) and WMI Holdings Corp. (“WMI”).

2.	Reference is hereby made to that certain proposed issuance of Series B Convertible Preferred Stock of WMI (the “Series B Issuance”), pursuant to which WMI intends to offer and sell 600,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”). In connection with the Series B Issuance, the Preferred Stockholder, or an affiliate thereof, has agreed to purchase 200,000 shares of the Series B Preferred Stock (the “Anchor Investment”).

3.	Pursuant to that certain Investment Agreement, dated as of January 30, 2014, by and among WMI, the Preferred Stockholder and the Warrantholder, (i) the Preferred Stockholder acquired 1,000,000 shares of the Series A Convertible Preferred Stock (collectively, the “Series A Preferred Stock”) and (ii) the Warrantholder acquired certain warrants to purchase, in the aggregate, 61.4 million shares of the common stock of WMI (collectively, the “Warrants”).

4.	Upon consummation of the Anchor Investment, each of the Warrantholder and the Preferred Stockholder, as applicable, hereby agrees that it shall not (i) convert any or all of its Series A Preferred Stock, (ii) exercise its right to acquire common stock of WMI, in whole or in part, under the Warrants or (iii) offer, sell, assign, transfer, or otherwise dispose of any of the Series A Preferred Stock or Warrants, except as to an Affiliate (as defined in that certain Investor Rights Agreement, dated as of January 20, 2014, by and among WMI, the Preferred Stockholder and any other parties thereto), in either case until on or after March 20, 2015.

Ex. B-1

5.	This letter agreement shall remain effective until the earlier to occur of (i) March 20, 2015 and (ii) termination of this letter agreement in a writing executed by the Warrantholder, the Preferred Stockholder and WMI.

6.	This letter agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this letter agreement or any transaction contemplated hereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Paragraph 8 below or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR TH E TRANSACTIONS CONTEMPLATED HEREBY.

7.	Except as otherwise provided herein and subject to Paragraph 11 below, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

8.	Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Warrantholder or Preferred Stockholder, to:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street

Suite 4200

New York, New York 10019

Attn: David Sorkin

Fax: (212) 750-0003

Ex. B-2

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Gary I. Horowitz, Esq.

Telephone: (212) 455-2000

Fax: (212) 455-2502

If to WMI, to:

WMI Holdings, Inc.

1201 Third Avenue, Suite 3000

Seattle, WA 98101

Attn: Chad Smith

Telephone: (206) 432-8731

Fax: (206) 432-8877

with a copy to (which copy alone shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn: Kerry E. Berchem, Esq.

Telephone: (212) 871-1095

Fax: (212) 872-1002

9.	The parties hereto acknowledge and agree that irreparable damage to the other party would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction, injunctions or other equitable relief, without the necessity of posting a bond, to prevent or cure breaches of the provisions of this letter agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

10.	Nothing in this letter agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this letter agreement.

11.	This letter agreement shall not be assignable by any party hereto without the prior written consent of the other parties.

12.	This letter agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. This letter agreement may be executed by facsimile signature(s).

Ex. B-3

13.	In the event that any provision of this letter agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this letter agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this letter agreement to any party.

Ex. B-4

KKR MANAGEMENT HOLDINGS L.P.

By:	KKR Management Holdings Corp., its general partner

By:
Name:
Title:

KKR FUND HOLDINGS L.P.

By:	KKR Group Holdings L.P., its general partner

By:	KKR Group Limited, its general partner

By:
Name:
Title:

ACKNOWLEDGED BY:

WMI Holdings Corp.

By:
Name:
Title: